Affymetrix Director Paul Berg to Retire

SANTA CLARA, Calif., Feb 22, 2011 (BUSINESS WIRE) – Affymetrix, Inc. (NASDAQ: AFFX) today announced that Paul Berg, Ph.D. and Nobel Laureate will retire from the Affymetrix Board of Directors in May 2011.  Dr. Berg has been a board member of the company since its inception in 1993.

“On behalf of the Board of Directors and all of us at Affymetrix, I thank Paul for his 19 years of vision, leadership and insights to the science, technologies and directions of our industry,” said Stephen P.A. Fodor, Ph.D., founder and chairman of Affymetrix.  “Paul’s inspiration helped shape the scientific foundations of the company and will endure long into the future. We wish him well in his retirement.”

About Affymetrix

Affymetrix technology is used by the world’s top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government and nonprofit research institutes.  More than 2,000 systems have been shipped around the world and approximately 23,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Santa Clara, Cleveland, Ohio, and Singapore.  The company has about 900 employees worldwide and maintains sales and distribution operations across Europe and Asia.  For more information about Affymetrix, please visit the company’s website at http://www.affymetrix.com.

Forward-looking statements

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected.  These and other risk factors are discussed in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2009, and other SEC reports for subsequent quarterly periods.

Affymetrix, and the Affymetrix logo are registered trademarks of Affymetrix, Inc.  All other trademarks are property of their respective owners.

SOURCE:  Affymetrix, Inc.

Affymetrix, Inc.
Investor Contact:
Doug Farrell, 408-731-5285
Vice President, Investor Relations